Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 11, 2020

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q4 Sales

PHILADELPHIA, PA, February 11, 2020 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain, Urban Outfitters and Nuuly brands and the Food and Beverage division, today announced net sales for the three months and year ended January 31, 2020.

Total Company net sales for the three months ended January 31, 2020, increased 3.6% over the same period last year to a record $1.17 billion. Comparable Retail segment net sales increased 4%, driven by growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 9% at Free People, 6% at the Anthropologie Group and were flat at Urban Outfitters. Total Retail segment net sales increased 4%. Wholesale segment net sales decreased 10% due to a 12% decrease in Free People.

“I am pleased to report record fourth quarter revenues, driven largely by a 4% increase in Retail segment comparable sales,” said Richard A. Hayne, Chief Executive Officer. “Promotional activity was higher than planned which was necessary to ensure ending Retail segment inventories were clean at all three brands leaving them well positioned entering the spring season,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2020	2019	2020	2019
Net sales by brand
Anthropologie Group	$491,146	$464,609	$1,639,123	$1,598,000
Urban Outfitters	449,939	447,525	1,496,249	1,528,717
Free People	215,765	209,315	813,371	799,205
Food and Beverage	6,759	7,499	27,045	24,701
Nuuly	5,969	—	8,001	—
Total Company	$1,169,578	$1,128,948	$3,983,789	$3,950,623

Net sales by segment
Retail Segment	$1,090,552	$1,047,710	$3,648,938	$3,604,170
Wholesale Segment	73,057	81,238	326,850	346,453
Subscription Segment	5,969	—	8,001	—
Total Company	$1,169,578	$1,128,948	$3,983,789	$3,950,623

During the year ended January 31, 2020, the Company opened a total of 26 new retail locations including: 10 Free People stores, 9 Anthropologie Group stores and 7 Urban Outfitters stores; and closed 12 retail locations including: 5 Anthropologie Group stores, 1 Free People store, 4 Urban Outfitters store and 2 Food and Beverage restaurants. During the year ended January 31, 2020, two franchisee-owned stores were opened including: one Anthropologie Group store and one Urban Outfitters store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 248 Urban Outfitters stores in the United States, Canada and Europe and websites; 231 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 144 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Food and Beverage restaurants, 5 Urban Outfitters franchisee-owned stores, 1 Anthropologie Group franchisee-owned store and 1 Free People franchisee-owned store, as of January 31, 2020. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,300 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

The Company will release fourth quarter and fiscal year 2020 earnings results on March 3, 2020.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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